POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint D.J. Smith and S.E. Funderburg, and each or either one of them, the undersigneds true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigneds name, place and stead to sign and affix the undersigneds name to reports on Form 3, Form 4 and/or Form 5 to be filed with the Securities and Exchange Commission pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended. This Power of Attorney shall remain valid until revoked.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 1st day of May, 2006.


By: /s/  Patricia A. Woertz


Witness:

/s/ D. J. Smith